Exhibit 21.1

SUBSIDIARIES OF PARKS! AMERICA, INC.

1. Wild Animal Safari, Inc., a Georgia corporation, wholly owned by Parks! America, Inc.

2. Wild Animal, Inc., a Missouri corporation, wholly owned by Parks! America, Inc.